UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2017

Integrity Applications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-54785	98-0668934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19 Ha'Yahalomim St., P.O. Box 12163, Ashdod, Israel	L3 7760049
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  972 (8) 675-7878

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director
On May 23, 2017, the Board of Directors (the "Board") of Integrity Applications, Inc. (the "Company") appointed Michael Hauck to serve as a director of the Company, effective on that date.  The Board further appointed Mr. Hauck to serve as a member of the Nominating and Corporate Governance Committee of the Board as well as on the Compensation Committee of the Board.
There are no arrangements or understandings between Mr. Hauck and any other person pursuant to which Mr. Hauck was selected as a director.  There are no relationships between Mr. Hauck and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934.
The Company plans to enter into a letter agreement with Mr. Hauck establishing his compensation as described below under "Non-Executive Director and Interim Officer Compensation".
Non-Executive Director and Interim Officer Compensation
On May 23, 2017, the Board approved the following compensation for all non-employee directors and interim officers serving on the Board:
•
an annual cash payment to each non-employee director and interim officer of the Company in the amount of $35,000, payable in four equal quarterly installments of $8,750 each on the last day of each calendar quarter commencing with the fourth quarter of 2017, subject to their continued service as of each such date;

•
an additional annual cash payment to each member of a Board committee in the amount of $5,000, payable in four equal quarterly installments of $1,250 each on the last day of each calendar quarter commencing with the second quarter of 2017, subject to their continued service as of each such date;

•
an additional annual cash payment to the chairperson of a Board committee in the amount of $12,500, payable in four equal quarterly installments of $3,125 each on the last day of each calendar quarter commencing with the second quarter of 2017, subject to their continued service as of each such date;

•
the grant to each non-employee director and each interim officer of the Company of a one-time award of options to purchase up to an aggregate of 14,894 shares of the Company's common stock, par value $0.001 per share ("Common Stock"), at an exercise price of $4.50, under and pursuant to the Company's 2010 Incentive Compensation Plan, as amended (the "Plan"), which options vest in 12 equal monthly increments commencing as of June 1, 2017 (subject to their continued service as of each such date) and have a term of 10 years (the "Director Option Awards");

•
the grant to each non-employee director and each interim officer of the Company of an award of Restricted Stock Units ("RSUs"), to be granted on June 1, 2017 and vesting on June 1, 2018, with a cash value of $45,000 based on the 30-day volume weighted average price of the Company's Common Stock on June 1, 2017, subject to their continued service on and through such date, and settled on such date as they elect or upon termination of their service with the Company; and

•	an additional annual cash payment to the vice chairperson of the Board in the amount of $20,000, payable in RSUs under the same vesting terms.

Payment Under Malka Employment Agreement
As previously reported in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 13, 2017, the Company and A.D. Integrity Applications, Ltd. ("Integrity Israel"), the Company's subsidiary, entered into an amended and restated personal employment agreement with David Malka, pursuant to which Mr. Malka was eligible to receive an increase to his base monthly salary, from NIS 20,000 (approximately $5,635 based on an exchange rate of 3.55 NIS/ 1 USD in effect on May 30, 2017) to NIS 35,000 (approximately $9,860 using the same exchange rate), in the event certain performance goals are met (the "Salary Increase").
On May 23, 2017, the Board approved the Salary Increase, notwithstanding the foregoing performance goal requirement, as consideration for Mr. Malka's continued service as Vice President of Operations of the Company and Integrity Israel.
Item 8.01          Other Events.
Establishment of Audit Committee
On May 23, 2017, the Board established an Audit Committee of the Board and appointed each of Leslie Seff and Revan Schwartz to serve as members of the committee.  Mr. Schwartz will serve as chairperson of the committee.
The Board determined that each of the members of the Audit Committee designated above is independent pursuant to the required standards set forth in Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended, based on an evaluation of the relationships between the Company and each of the members.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 30, 2017

INTEGRITY APPLICATIONS, INC.

By:	/s/ John Graham
Name: John Graham
Title: Chief Executive Officer